Exhibit 15.(a).1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-11288, No. 333-118619 and No. 333-123666) and in the related Prospectus of CDC Corporation (formerly chinadotcom corporation) of our report dated March 9, 2005, except for notes 2(o), 2(y), 4(g), 20 and 30(ii), as to which the date is October 4, 2005, with respect to the consolidated financial statements of CDC Corporation included in this Amendment No. 1 to the Annual Report (Form 20-F/A) of CDC Corporation for the year ended December 31, 2004.
/s/ Ernst & Young
Hong Kong
October 5, 2005